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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 333-                        ) pertaining to the 2004 Stock Incentive Plan of Triumph Group, Inc. and to the incorporation by reference therein of our reports dated June 13, 2005, with respect to the consolidated financial statements and schedule of Triumph Group, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2005, Triumph Group, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Triumph Group, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
June 13, 2005

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Consent of Independent Registered Public Accounting Firm